Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Phyllis A. Knight	Colleen T. Bauman
Chief Financial Officer	Investor Relations
(248) 340-9090	(248) 340-7731

CHAMPION ENTERPRISES, INC. NAMES
SHIRLEY D. PETERSON TO BOARD OF DIRECTORS

     Auburn Hills, Michigan, November 9, 2004—Champion Enterprises, Inc. (NYSE:CHB), a leader in the factory-built housing industry, today announced that Shirley D. Peterson has been named to its Board of Directors. Mrs. Peterson is currently serving as a director on several boards, including Scudder Mutual Funds, AK Steel, Goodyear Tire & Rubber Co. and Federal-Mogul Corp. Peterson previously was President of Hood College of Frederick, Maryland, and a partner and Head of Tax Practice at Steptoe & Johnson of Washington, D.C. Also, she is a former Commissioner of the Internal Revenue Service and Assistant Attorney General (Tax Division) for the Department of Justice.

     Champion’s President, and Chief Executive Officer, William C. Griffiths, said, “We are very excited to have Shirley join our Board. She is an outstanding executive who brings a wealth of business, tax and financial experience to the board. We are sure she will be a great asset to Champion.”

     Selwyn Isakow, Chairman of the Board of Directors for Champion, commented, “We are pleased that a person of such stature and experience as Shirley will be joining our Board. We will benefit from her leadership skills and exceptionally strong financial and legal background.”

     In commenting on her appointment, Mrs. Peterson, said, “I am delighted to join Champion, an industry leader and innovator. These are interesting times in the factory-built housing industry and exciting times for Champion. I look forward to contributing to initiatives that will lead to a stronger company.”

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     In addition to Mrs. Peterson, the other members of Champion’s Board are:

•	William C. Griffiths, President and Chief Executive Officer;

•	Robert W. Anestis, Chairman, President and CEO of Florida East Coast Industries, Inc.;

•	Eric S. Belsky, Executive Director of the Joint Center for Housing Studies at Harvard University;

•	Selwyn Isakow, Chairman, President and CEO of The Oxford Investment Group, Inc.;

•	Brian D. Jellison, Chairman, President and CEO of Roper Industries, Inc.; and

•	G. Michael Lynch, Executive Vice President and CFO of Federal-Mogul Corporation.

     Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is one of the industry’s leading manufacturers and has produced more than 1.6 million homes since the company was founded. The company operates 29 homebuilding facilities in 14 states and two Canadian provinces and 77 retail locations in 17 states. Independent retailers, including 825 Champion Home Centers, and approximately 500 builders and developers also sell Champion-built homes. Further information can be found on the company’s website, www.championhomes.net.

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